Exhibit 99.1

For Release: Wednesday, April 21, 2021 at 4:30 pm (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA DECLARES
QUARTERLY CASH DIVIDEND

SHREVEPORT, La — April 21, 2021 — Home Federal Bancorp, Inc. of Louisiana (the “Company”) (NASDAQ: HFBL), the holding company for Home Federal Bank, announced today that its Board of Directors at their meeting on April 21, 2021, declared a quarterly cash dividend of $0.0825 per share on the Company’s common stock. The dividend is payable on May 17, 2021, to the shareholders of record at the close of business on May 3, 2021.

The Company’s prior quarterly cash dividend was $0.165 per share payable on February 15, 2021. Following the 2-for-1 stock split in the form of a 100% stock dividend, payable March 31, 2021, the Board of Directors maintained a similar level of total cash dividends to shareholders post-split; thus, the current quarterly cash dividend was adjusted to be $0.0825 per share.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and home office in northwest Louisiana.  Additional information is available at www.hfbla.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, President and Chief Executive Officer (318) 222-1145